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                                                                    EXHIBIT 99.1

                      FEDERAL DEPOSIT INSURANCE CORPORATION

                                WASHINGTON, D.C.

                                       and

                                STATE OF MICHIGAN

                   OFFICE OF FINANCIAL AND INSURANCE SERVICES

                               )
In the Matter of               )
                               )             ORDER TO CEASE AND DESIST
LAKESIDE COMMUNITY BANK        )
STERLING HEIGHTS, MICHIGAN     )                   FDIC-03-079b
                               )
(Insured State Nonmember Bank) )
                               )

         Lakeside Community Bank, Sterling Heights, Michigan ("Bank"), having been advised of its right to a NOTICE OF CHARGES AND OF HEARING detailing the unsafe or unsound banking practices and violations of law, rule, or regulation alleged to have been committed by the Bank, and of its right to a hearing on the charges under section 8(b) of the Federal Deposit Insurance Act ("Act"), 12 U.S.C. Section 1818 (b), and under section 2304 of the Banking Code of 1999, Mich. Comp. Laws Section 487.12304, and having waived those rights, entered into a STIPULATION AND CONSENT TO THE ISSUANCE OF AN ORDER TO CEASE AND DESIST ("CONSENT AGREEMENT") with representatives of the Federal Deposit Insurance Corporation ("FDIC") and the Office of Financial and Insurance Services for the State of Michigan ("OFIS"), dated July 15, 2003,

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whereby, solely for the purpose of this proceeding and without admitting or denying the charges of unsafe or unsound banking practices and violations of law, rule, or regulation, the Bank consented to the issuance of an ORDER TO CEASE AND DESIST ("ORDER") by the FDIC and OFIS,

      The FDIC and OFIS considered the matter and determined that they had reason to believe that the Bank had engaged in unsafe or unsound banking practices and had violated laws, rules, or regulations. The FDIC and OFIS, therefore, accepted the CONSENT AGREEMENT and issued the following:

                            ORDER TO CEASE AND DESIST

      IT IS HEREBY ORDERED, that the Bank, its institution-affiliated parties, as that term is defined in section 3(u) of the Act, 12 U.S.C. Section 1813(u), and its successors and assigns, cease and desist from the following unsafe or unsound banking practices and violations of law, rule, or regulation as more fully set out in the numbered paragraphs below;

      A. Engaging in hazardous lending and lax collection practices, including, but not limited to:

            -     The failure to obtain proper loan documentation;

            -     The failure to obtain adequate collateral;

            - The failure to establish and monitor collateral margins of secured borrowers;

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            -     The failure to establish and enforce adequate loan repayment programs;

            - The failure to obtain current and complete financial information; and

            -     Extending credit with inadequate diversification of risk.

      B. Operating with an inadequate level of capital protection for the kind and quality of assets held.

      C.    Violating law, rule, or regulation, including:

            - The collateral restrictions of section 23A of the Federal Reserve Act ("section 23A"), 12 U.S.C. Section 371c(c);

            - The safe and sound banking practice requirements of section 23A, 12 U.S.C. Section 37lc(a)(4); and

            - The comparable terms restrictions of section 23B of the Federal Reserve Act ("section 23B"), 12 U.S.C. Section 371c-l

      D.    Operating with an excessive level of adversely classified loans.

      E. Operating with inadequate liquidity in light of the Bank's asset and liability mix.

      F.    Operating with an inadequate allowance for loan and

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lease losses ("ALLL") for the volume, kind, and quality of loans and leases held.

      G.    Operating with an inadequate audit program,

      H.    Operating with inadequate earnings.

      I. Operating with management whose policies and practices are detrimental to the Bank and jeopardize the safety of its deposits.

      J. Operating with a board of directors which has failed to provide adequate supervision over and direction to the management of the Bank to prevent unsafe or unsound banking practices and violations of law, rule, or regulation.

      IT IS FURTHER ORDERED, that the Bank, its institution-affiliated parties, and its successors and assigns, take affirmative action as follows:

      1.    (a)   Within 30 days from the last day of each calendar quarter
following the effective date of this ORDER, the Bank shall determine from its Report of Condition and Income its level of Tier 1 capital as a percentage of its total assets ("capital ratio") for that calendar quarter. If the capital ratio is less than 8.0 percent, the Bank shall, within 60 days of the date of the required determination, increase its capital ratio to not less than 8.0 percent calculated as of the end of that preceding quarterly period. For purposes of this ORDER, Tier 1 capital and total assets shall be calculated in accordance with

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Part 325 of the FDIC Rules and Regulations ("Part 325"), 12 C.F.R. Part 325.

            (b) Within 30 days from the last day of each calendar quarter following the effective date of this ORDER, the Bank shall determine from its Report of Condition and Income its level of total risk-based capital as a percentage of its total assets ("risk-based capital ratio") for that calendar quarter. If the risk-based capital ratio is less than 10.0 percent, the Bank shall, within 60 days of the date of the required determination, increase its risk-based capital ratio to not less than 10.0 percent calculated as of the end of that preceding quarterly period.

            (c) Any increase in Tier 1 capital may be accomplished by the following:

                  (i) The sale of common stock and noncumulative perpetual preferred stock constituting Tier 1 capital under Part 325; or

                  (ii) The elimination of all or part of the assets classified "Loss" as of January 27, 2003 without loss or liability to the Bank, provided any such collection on a partially charged-off asset shall first be applied to that portion of the asset which was not charged off pursuant to this ORDER; or

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                  (iii) The collection in cash of assets previously charged off;
                        or

                  (iv) The direct contribution of cash by the directors and/or the shareholders of the Bank; or

                  (v) Any other means acceptable to the Regional Director of the Chicago Regional Office of the FDIC ("Regional Director") and OFIS; or

                  (vi)  Any combination of the above means,

            (d) If all or part of the increase in capital required by this paragraph is to be accomplished by the sale of new securities, the board of directors of the Bank shall adopt and implement a plan for the sale of such additional securities, including the voting of any shares owned or proxies held by or controlled by them in favor of said plan. Should the implementation of the plan involve public distribution of Bank securities, including a distribution limited only to the Bank's existing shareholders, the Bank shall prepare detailed offering materials fully describing the securities being offered, including an accurate description of the financial condition of the Bank and the circumstances giving rise to the offering, and other material disclosures necessary to comply with Federal and State securities laws. Prior to the implementation of the plan and, in any event, not less than 20 days prior to the dissemination of such

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materials, the materials used in the sale of the securities shall be submitted to the FDIC Registration and Disclosure Section, 550 17th Street, N.W., Washington, D.C. 20429 and to OFIS, 611 Ottawa Street, Lansing, Michigan/ 48909, for their review. Any changes requested to be made in the materials by the FDIC or OFIS shall be made prior to their dissemination.

            (e) In complying with the provisions of this paragraph, the Bank shall provide to any subscriber and/or purchaser of Bank securities written notice of any planned or existing development or other changes which are materially different from the information reflected in any offering materials used in connection with the sale of Bank securities. The written notice required by this paragraph shall be furnished within 10 calendar days of the date any material development or change was planned or occurred, whichever is earlier, and shall be furnished to every purchaser and/or subscriber of the Bank's original offering materials.

            (f) The capital ratio analysis required by this paragraph shall not negate the responsibility of the Bank and its board of directors for maintaining throughout the year an adequate level of capital protection for the kind, quality and degree of market depreciation of assets held by the Bank.

      2.    (a)   During the life of this ORDER, the Bank shall have and
thereafter retain qualified management. Each member of management shall have the qualifications and experience

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commensurate with his or her duties and responsibilities at the Bank. The qualifications of management shall be assessed on its ability to:

                  (i)   comply with the requirements of this ORDER;

                  (ii)  operate the Bank in a safe and sound manner;

                  (iii) comply with applicable laws, rules, and regulations; and

                  (iv) restore all aspects of the Bank to a safe and sound condition, including asset quality, capital adequacy, earnings, management effectiveness, and liquidity.

               (b) During the life of this ORDER, the Bank shall notify the Regional Director and OFIS in writing of any changes in any of the Bank's directors or senior executive officers. For purposes of this ORDER, "senior executive officer" is defined as in section 32 of the Act ("section 32"), 12 U.S.C. Section 1831(i), and section 303.101(b) of the FDIC Rules and Regulations, 12 C.F.R. Section 303.101(b), and includes any person identified by the FDIC and OFIS, whether or not hired as an employee, with significant influence over, or who participates in, major policymaking decisions of the Bank.

      3.       (a)   Within 10 days from the effective date of this ORDER, the
Bank shall retain a bank consultant acceptable to the Bank, the Regional Director and OFIS. The consultant shall

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develop a written analysis and assessment of the Bank's management and staffing needs for the purpose of providing qualified management for the Bank ("Consultant's Report").

            (b) The Bank shall provide the Regional Director, and OFIS with a copy of the proposed engagement letter or contract with the consultant for review before it is executed. The contract or engagement letter, at a minimum, should include:

                  (i) A description of the work to be performed under the contract or engagement letter;

                  (ii)   The responsibilities of the consultant;

                  (iii) An identification of the professional standards covering the work to be performed;

                  (iv) Identification of the specific procedures to be used when carrying out the work to be performed;

                  (v) The qualifications of the employee(s) who are to perform the work;

                  (vi)   The time frame for completion of the work;

                  (vii)  Any restrictions on the use of the reported findings;
                         and

                  (viii) A provision for unrestricted access to work papers by examiners employed by the FDIC and OFIS conducting examinations of the Bank,

            (c)   The Consultant's Report shall be consistent with

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the provisions of this ORDER and shall be developed within 60 days from notification to the Bank of the acceptance of the bank consultant by the Regional Director and OFIS. The Consultant's Report shall include, at a minimum:

                  (i) Identification of both the type and number of officer positions needed to properly manage and supervise the affairs of the bank;

                  (ii) Identification and establishment of such Bank committees as are needed to provide guidance and oversight to active management;

                  (iii) Evaluation of all Bank officers and staff members to determine whether these individuals possess the ability, experience and other qualifications required to perform present and anticipated duties, including adherence to the Bank's established policies and practices, and maintenance of the Bank in a safe and sound condition; and

                  (iv) A plan to recruit and hire any additional or replacement personnel with the requisite ability, experience and other qualifications to fill those officer or staff member positions identified by this paragraph of this ORDER.

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The Bank shall require the consultant to deliver the Consultant's Report to the
Bank's board of directors, which shall review the Consultant's Report. Any comments or revisions to the Consultant's Report which the board deem advisable shall be reduced to writing. Within 15 days of the Bank's receipt of the Consultant's Report, the Bank shall submit to the Regional Director and OFIS a copy of the Consultant's Report, as originally submitted to the board, together with the board's written proposals for management based on the Consultant's Report (the Consultant's Report and board written proposals together constituting the "Management Plan"). Within 15 days from the receipt of any comments from the Regional Director and OFIS, and after consideration of such comments, the Bank shall approve the Management Plan, which approval shall be recorded in the minutes of the board of directors' meeting. Thereafter, the Bank, its directors, officers, and employees shall implement and follow the Management Plan and/or any subsequent modification.

      4,    (a)   As of the effective date of this ORDER, the Bank shall not extend, directly or indirectly, any additional credit to, or for the benefit of, any borrower who is already obligated in any manner to the Bank on any extensions of credit (including any portion thereof) that has been charged off the books of the Bank or classified "Loss," so long as such credit remains uncollected.

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            (b)   As of the effective date of this ORDER, the Bank shall not extend, directly or indirectly, any additional credit to, or for the benefit of, any borrower whose loan or other credit has been classified "Substandard" or is listed for Special Mention and is uncollected unless the Bank's board of directors has adopted, prior to such extension of credit, a detailed written statement giving the reasons why such extension of credit is in the best interest of the Bank. A copy of the statement shall be placed in the appropriate loan file and shall be incorporated in the minutes of the applicable board of directors meeting,

      5. As of the effective date of this ORDER, the Bank shall eliminate from its books, by charge-off or collection, all assets or portions of assets classified "Loss" as of January 27, 2003 that have not been previously collected or charged off. Any such charged-off asset shall not be rebooked without the prior written consent of the Regional Director and OFIS. Elimination or reduction of these assets with the proceeds of other Bank extensions of credit is not considered collection for the purpose of this paragraph.

      6.    (a)   Within 15 days from the effective date of this ORDER, the Bank shall replenish its ALLL in an amount equal to those loans required to be charged off by this ORDER.

            (b) Within 30 days from the effective date of this ORDER, the Bank shall make an additional provision for loan and lease

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losses which, after review and consideration by the board of directors, reflects the potential for further losses in the remaining loans or leases classified "Substandard" and all other loans and leases in its portfolio. In making this determination, the board of directors shall consider the Interagency Policy Statement on Allowance for Loan and Lease Losses Methodologies and Documentation for Banks and Savings Institutions ("Interagency Policy Statement") and any analysis of the Bank's ALLL provided by the FDIC or OFIS.

            (c) Within 30 days from the effective date of this ORDER, Reports of Condition and Income required by the FDIC and filed by the Bank subsequent to January 27, 2003, but prior to the effective date of this ORDER, shall be amended and refiled if they do not reflect a provision for loan and lease losses and an ALLL which are adequate considering the condition of the Bank's loan portfolio, and which, at a minimum, incorporate the adjustments required by this paragraph.

            (d) Prior to submission or publication of all Reports of Condition and Income required by the FDIC after the effective date of this ORDER, the board of directors of the Bank shall review the adequacy of the Bank's ALLL, provide for an adequate ALLL, and accurately report the same. The minutes of the board meeting at which such review is undertaken shall indicate the findings of the review, the amount of increase in the ALLL

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recommended, if any, and the basis for determination of the amount of ALLL provided. In making these determinations, the board of directors shall consider the Interagency Policy Statement and any analysis of the Bank's ALLL provided by the FDIC or OFIS.

            (e) ALLL entries required by this paragraph shall be made prior to any Tier 1 capital determinations required by this ORDER.

      7.    (a)   Within 60 days from the effective date of this ORDER, and
within 60 days of receipt of all FDIC or OFIS Reports of Examination while this ORDER is in effect, the Bank shall formulate and submit to the Regional Director and OFIS for review and comment a written plan to reduce the Bank's risk position in each asset in excess of $100,000 which is classified "Substandard" or "Doubtful" in the Joint Report of Examination as of January 27, 2003 ("Joint Report") or subsequent Report of Examination while this ORDER is in effect. In developing such plan, the Bank shall, at a minimum:

                  (i) Review the financial position of each such borrower, including source of repayment, repayment ability, and alternative repayment sources; and

                  (ii) Evaluate the available collateral for each such credit, including possible actions to improve the Bank's collateral position.

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            (b)   Such plan shall include, but not be limited to:

                  (i) Dollar levels to which the Bank shall reduce each asset within 6 and 12 months from the effective date of this ORDER; and

                  (ii) Provisions for the submission of monthly written progress reports to the Bank's board of directors for review and notation in minutes of the meetings of the board of directors.

            (c) As used in this paragraph, "reduce" means to: (1) collect; (2) charge off; or (3) improve the quality of such assets so as to warrant removal of any adverse classification by the FDIC and OFIS.

            (d) Within 30 days from the receipt of any comment from the Regional Director and OFIS, and after the consideration of any recommended changes, the Bank shall approve the written plan, which approval shall be recorded in the minutes of a board of directors meeting. Thereafter, the Bank shall implement and follow this written plan.

      8.    (a)   Within 90 days from the effective date of this ORDER, and
annually thereafter, the board of directors of the Bank shall review the Bank's loan policy and procedures for adequacy and, based upon this review, shall make all appropriate revisions to the policy necessary to strengthen lending procedures and abate

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additional loan deterioration. The revised written loan policy shall be submitted to the Regional Director and OFIS for review and comment upon its completion.

            (b) The initial revisions to the Bank's loan policy required by this paragraph, at a minimum, shall include provisions:

                  (i) Establishing review and monitoring procedures to ensure that all lending personnel are adhering to established lending procedures and that the directorate is receiving timely and fully documented reports on loan activity, including any deviations from established policy;

                  (ii) Requiring the establishment and maintenance of an adequate loan review program and a loan grading system and internal loan watch list;

                  (iii) Addressing concentrations of credit and diversification of risk, including goals for portfolio mix, establishment of limits within loan and other asset categories, and development of a tracking and monitoring system for the economic and financial condition of specific geographic locations, industries, and groups of borrowers; and

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                  (iv)  Establishing guidelines for timely recognition of loss through charge-off.

      9. Within 90 days from the effective date of this ORDER, the Bank shall take all steps necessary to correct all deficiencies in the loans listed for "Special Mention" in the Joint Report and in all FDIC and OFIS Reports of Examination of the Bank while this ORDER is in effect.

      10.   (a)   Within 90 days from the effective date of this ORDER, the Bank shall formulate and submit to the Regional Director and OFIS for review and comment a written plan to reduce concentrations of credit identified on page 2 of the Joint Report Such plan shall prohibit any additional advances that would increase the concentrations or create new concentrations and shall include, but not be limited to:

                  (i) Dollar levels to which the Bank shall reduce each concentration within 6 and 12 months from the effective date of this ORDER; and

                  (ii) Provisions for the submission of monthly written progress reports to the Bank's board of directors for review and notation in minutes of the meetings of the board of directors As used in this paragraph, "reduce" means to lower the ratio of each construction and development loan concentration to Tier 1 capital.

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            (b)   Within 30 days from receipt of any comment from the Regional
Director and OFIS, and after the consideration of any recommended changes, the Bank shall approve the plan, which approval shall be recorded in the minutes of a board of directors meeting. Thereafter, the Bank shall implement and follow the plan.

      11. Within 30 days from the effective date of this ORDER, the Bank shall adopt and implement a written plan for the reduction and collection of delinquent loans. The plan shall include, but not be limited to, provisions which;

            (a)   prohibit the extension of credit for the payment of interest;

            (b) establish acceptable guidelines for the collection of delinquent credits;

            (c) establish dollar levels to which the Bank shall reduce delinquencies within 6 and 12 months from the effective date of this ORDER;

            (d) prohibit the renewal of any delinquent loan without the full payment of principal and interest due; and

            (e) require the submission of monthly written progress reports to the Bank's board of directors for review and notation in minutes of the meetings of the board of directors.

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A copy of the written plan shall be submitted to the Regional Director and OFIS upon its completion. As used in this paragraph, "reduction" means lowering the total dollar volume.

      12.   (a)   Within 90 days from the effective date of this ORDER, the Bank shall develop and submit to the Regional Director and OFIS for review and comment a written plan addressing the Bank's liquidity, its relationship of volatile liabilities to temporary investments, and its dependence on non-core funding. Annually thereafter during the life of this ORDER, the Bank shall review this plan for adequacy and, based upon such review, shall make appropriate revisions to the plan that are necessary to maintain adequate provisions to meet the Bank's liquidity needs. The initial plan shall include, at a minimum, provisions:

                  (i) Limiting the Bank's ratio of total loans to total assets to not more than 90 percent;

                  (ii) Establishing a desirable range for its net non-core funding ratio as computed in the Uniform Bank Performance Report;

                  (iii) Identifying the source and use of borrowed and/or
                        volatile funds;

                  (iv) Establishing appropriate lines of credit at correspondent banks, including the Federal Reserve Bank of Chicago and the Federal Home Loan Bank of Indianapolis, that would allow

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                         the Bank to borrow funds to meet depositor demands if
                         the Bank's other provisions for liquidity proved to be inadequate;

                  (v) Requiring the retention of securities and/or other identified categories of investments that can be liquidated within one day in amounts sufficient (as a percentage of the Bank's total assets) to ensure the maintenance of the Bank's liquidity posture at a level consistent with short- and long-term liquidity objectives;

                  (vi) Establishing a minimum liquidity ratio and defining how the rates is to be calculated;

                  (vii) Establishing contingency plans by identifying alternative courses of action designed to meet the Bank's liquidity needs;

                  (viii) Addressing the proper use of borrowings (e.g., seasonal credit needs, match funding mortgage loans, etc.) and providing for appropriate tenor commensurate with the use of the borrowed funds, addressing concentration of funding sources, pricing and collateral requirements with specific allowable funding channels identified (e.g.,

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                        brokered deposits, internet deposits, Fed funds
                        purchased and other correspondent borrowings); and

                  (ix) Establishing procedures for managing the Bank's sensitivity to interest rate risk which comply with the Joint Agency Statement of Policy on Interest Rate Risk (June 26, 1996), and the Joint Supervisory Statement on Investment Securities and End-user Derivative Activities (April 23, 1998).

            (b) Within 30 days from the receipt of all such comments from the Regional Director and OFIS, and after revising the plan as necessary, the Bank shall adopt the plan, which adoption shall be recorded in the minutes of a board of directors meeting. Thereafter, the Bank shall implement the plan.

      13.   (a)   Within 90 days from the effective date of this ORDER, the Bank shall formulate and adopt a realistic, comprehensive strategic plan. The plan required by this paragraph shall contain an assessment of the Bank's current financial condition and market area, and a description of the operating assumptions that form the basis for major projected income and expense components.

            (b)   The written strategic plan shall address, at a minimum:

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                        (i)   Strategies for pricing policies and
                              asset/liability management; and

                        (ii) Financial goals, including pro forma statements for asset growth, capital adequacy, and earnings.

            (c) The Bank will submit the strategic plan to the Regional Director and OFIS for review and comment. After consideration of all such comments, the Bank shall approve the plan, which approval shall be recorded in the minutes of a board of directors meeting. Thereafter, the Bank shall implement and follow the strategic plan.

            (d) Within 30 days from the end of each calendar quarter following the effective date of this ORDER, the Bank's board of directors shall evaluate the Bank's actual performance in relation to the strategic plan required by this paragraph and record the results of the evaluation, and any actions taken by the Bank, in the minutes of the board of directors meeting at which such evaluation is undertaken.

            (e) The strategic plan required by this ORDER shall be revised and submitted to the Regional Director and OFIS for review and comment 30 days prior to the end of each calendar year for which this ORDER is in effect. Within 30 days of receipt of all such comments from the Regional Director and OFIS, and after consideration of all such comments, the Bank shall approve the

                                       22

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revised plan, which approval shall be recorded in the minutes of a board of directors meeting. Thereafter, the Bank shall implement the revised plan.

      14.   (a)   Within 15 days from the effective date of this ORDER, the Bank shall eliminate and/or correct all violations of law, rule, and regulation listed in the Joint Report,

            (b) Within 30 days from the effective date of this ORDER, the Bank shall implement procedures to ensure future compliance with all applicable laws, rules, and regulations*

      15.   (a)   As of the effective date of this ORDER, the Bank shall not make any payment, directly or indirectly, including but not limited to dividend payments, to or for the benefit of the Bank's holding company or any other Bank affiliate, without the prior written consent of the Regional Director and OFIS.

            (b) The Bank shall not enter into any contract with its holding company or any other Bank affiliate without the prior written approval of the Regional Director and OFIS.

      16. Within 45 days from the effective date of this ORDER, the Bank's board of directors shall formulate and submit to the Regional Director and OFIS for review and comment a comprehensive written audit program. At a minimum, the audit program shall provide that: (a) the internal auditor make written quarterly reports of audit findings directly to the Bank's board of directors, which findings and any action taken as a result of the

                                       23

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findings shall be recorded in the minutes of the meetings of the board; and (b)
the Bank provide the Regional Director and OFIS with a copy of all external audit reports within 10 days of the Bank's receipt of such report(s). The Bank shall thereafter implement and enforce an effective system of internal and external audits.

      17.   (a)   Within 60 days from the effective date of this ORDER, the Bank shall formulate and submit to the Regional Director and OFIS for review and comment a written profit plan and a realistic, comprehensive budget for all categories of income and expense for calendar years 2003 and 2004. The plans required by this paragraph shall contain formal goals and strategies, consistent with sound banking practices, to reduce discretionary expenses and to improve the Bank's overall earnings and net interest income, and shall contain a description of the operating assumptions that form the basis for major projected income and expense components.

            (b) Within 30 days from the end of each calendar quarter following completion of the profit plan and budgets required by this paragraph, the Bank's board of directors shall evaluate the Bank's actual performance in relation to the plan and budget, record the results of the evaluation, and note any actions taken by the Bank in the minutes of the board of directors meeting at which such evaluation is undertaken,

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            (c)   A written profit plan and budget shall be prepared for each calendar year for which this ORDER is in effect and shall be submitted to the Regional Director and OFIS for review and comment within 30 days of the end of each year. Within 30 days of receipt of all such comments from the Regional Director and OFIS and after consideration of any recommended changes, the Bank shall approve the plan, which approval shall be recorded in the minutes of a board of directors meeting. Thereafter, the Bank shall implement and follow the plan.

      18. Following the effective date of this ORDER, the Bank shall send to its shareholders a copy or description of this ORDER: (1) in conjunction with the Bank's next shareholder communications; and (2) in conjunction with the Bank's notice or proxy statement preceding the their next shareholder meetings. The description shall fully describe this ORDER in all material respects. The description and any accompanying communication, notice or statement shall be sent to the FDIC Accounting and Securities Disclosure Section 550 17th Street, N.W., Washington, D.C. 20429 and to OFIS, 611 Ottawa Street, Lansing, Michigan 48909, for review at least 20 days prior to dissemination to shareholders. Any changes requested to be made by the FDIC and OFIS shall be made prior to dissemination of the description, communication, notice or statement.

      19,   (a)   Within 75 days from the effective date of this

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                                                                    EXHIBIT 99.1

ORDER, the Bank's board of directors shall have in place a program that will provide for monitoring of the Bank's compliance with this ORDER.

            (b)   Following the required date of compliance with subparagraph
(a) of this paragraph, the Bank's board of directors shall review the Bank's compliance with this ORDER and record its review in the minutes of each regularly scheduled board of directors meeting,

      20. Within 30 days from the end of each calendar quarter following the effective date of this ORDER, the Bank shall furnish to the Regional Director and OFIS written progress reports signed by each member of the Bank's board of directors, detailing the actions taken to secure compliance with the ORDER and the results thereof. Such reports may be discontinued when the corrections required by this ORDER have been accomplished and the Regional Director and OFIS have, in writing, released the Bank from making further reports.

      The effective date of this ORDER shall be 10 calendar days after its issuance by the FDIC and OFIS.

      The provisions of this ORDER shall be binding upon the Bank, its institution-affiliated parties, and any successors and assigns thereof.

      The provisions of this ORDER shall remain effective and enforceable except to the extent that, and until such time as, any provision has been modified, terminated, suspended, or set aside by the FDIC and OFIS.

     Dated: ________________, 2003.


By:



______________________________
Ronald C. Jones, Jr.
Chief Deputy Commissioner
Office of Financial and Insurance Services
State of Michigan


     Pursuant to delegated authority.


By:



______________________________
Scott M. Polakoff
Regional Director
Chicago Regional Office
Federal Deposit Insurance Corporation


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